Exhibit 99.1

News Release

Contacts:

Leslie S. Magee
Chief Financial Officer
225-298-5261
lmagee@he-equipment.com

Kevin S. Inda
Corporate Communications, Inc.
407-566-1180
kevin.Inda@cci-ir.com

H&E Equipment Services, Inc. Announces Receipt of Requisite Consents in Tender Offer and
Execution of Supplemental Indentures

BATON ROUGE, Louisiana — June 6, 2006 — H&E Equipment Services, Inc. (“H&E Inc.”) (NASDAQ:HEES) and its wholly owned subsidiary, H&E Finance Corp. (“H&E Finance” and together with H&E Inc., the “Issuers”) announced today the results to date of their previously announced cash tender offer and consent solicitation for their 11 1/8% Senior Secured Notes due 2012 (the “Senior Secured Notes” — CUSIP No. 404085AB8), and 12 1/2% Senior Subordinated Notes due 2013 (the “Senior Subordinated Notes” — CUSIP No. 404085AF9) (the “Notes”).

As of 5:00 p.m., New York City time, today (the “Consent Date”), which was the deadline for holders who desired to receive the cash consent payment to tender their Notes and deliver their consents, the Issuers had received tenders and consents for $195.08 million in aggregate principal amount of the Senior Secured Notes, representing 97.54% of the outstanding Senior Secured Notes, and $53 million in aggregate principal amount of the Senior Subordinated Notes, representing 100% of the outstanding Senior Subordinated Notes.

Accordingly, the requisite consents to adopt the proposed amendments to the indentures pursuant to which the Notes were issued have been received, and supplemental indentures to effect the proposed amendments have been executed. The proposed amendments, which will eliminate substantially all of the restrictive covenants and eliminate or modify certain events of default and related provisions contained in the indentures, will become operative when the tendered Notes are accepted for purchase by the Issuers.

The tender offer and consent solicitation remains open and is scheduled to expire at Midnight, New York City time, on June 22, 2006, unless extended (the “Expiration Date”).

Holders who validly tendered their Notes and delivered their consents prior to the Consent Date will receive the total consideration (the “Total Consideration”), as described in the Offer to Purchase and Consent Solicitation Statement of Issuers, dated May 25, 2006 (the “Statement”). The Total Consideration includes a cash consent payment of $30.00 per $1,000 principal amount of Notes validly tendered. Holders who tender their Notes and deliver their consents after the Consent Date, but prior to the Expiration Date, will receive the tender offer consideration, which consists of the Total Consideration less the cash consent payment of $30.00 per $1,000 principal amount of tendered Notes. Holders of Notes validly tendered prior to the Expiration Date will also receive accrued and unpaid interest on their tendered Notes up to, but not including, the payment date for the tender offer and consent solicitation.

The total consideration and tender offer consideration for the Senior Secured Notes and the Senior Subordinated Notes will be determined as described in the Statement as of 10:00 a.m., New York City time, on June 7, 2006 (unless the Issuers extend the tender offer and consent solicitation for any period longer than ten business days from the previously scheduled Expiration Date, in which case a new price determination date will be established).

Withdrawal and revocation rights with respect to tendered Notes and delivered consents expired as of the Consent Date. Accordingly, holders may no longer withdraw any Notes previously or hereafter tendered or revoke any consents previously or hereafter delivered, except in the limited circumstances described in the Statement.

The tender offer and consent solicitation are subject to the satisfaction of certain conditions, including the consummation by H&E Inc. of one or more debt financings on terms satisfactory to H&E Inc. in an aggregate amount not less than $250 million and consent of the lenders under H&E Inc.’s senior secured credit facility. No assurance can be given that such new financing will be completed in a timely manner or at all or that such consent will be obtained.

The complete terms and conditions of the tender offer and consent solicitation are described in the Statement and the related Consent and Letter of Transmittal, copies of which may be obtained by contacting D.F. King & Co., Inc., the information agent for the tender offer and consent solicitation, at (212) 269-5550 or (800) 714-3312 (toll free). (Note, the toll free number for D.F. King & Co., Inc. previously provided in the press release dated May 25, 2006 and the tender offer and consent solicitation materials is not correct.) Questions regarding the tender offer and consent solicitation may be directed to the Dealer Manager and Solicitation Agent for the tender offer and consent solicitation: Credit Suisse Securities (USA) LLC, which may be contacted at (212) 538-0652 or (800) 820-1653 (toll free).

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The tender offer and consentsolicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement of the Issuers, dated May 25, 2006, and the related Consent and Letter of Transmittal.

H&E Inc. is one of the largest integrated equipment services companies in the United States with 48 full-service facilities throughout the Intermountain, Southwest, Gulf Coast, West Coast and Southeast regions of the United States. H&E Inc. is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, H&E Inc. is a one-stop provider for its customers’ varied equipment needs. This full service approach provides H&E Inc. with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.

Certain statements included in this news release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transaction described above. H&E Inc. cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, H&E Inc. cannot assure you that the proposed transaction described above will be consummated on the terms H&E Inc. currently contemplates, if at all, or that the notes tendered in the tender offer and consent solicitation described above will be accepted for purchase. More information about the risks and uncertainties relating to these forward-looking statements are found in H&E Inc.’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2005, which is available free of charge on the SEC’s web site at http://www.sec.gov.

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